Exhibit (k)(6)

ADVISORY FEE WAIVER AGREEMENT

Gemcorp Commodities Alternative Products Fund

12 East 49th Street, Suite 21-101

New York, NY 10017

December 12, 2024

Gemcorp Capital Advisors LLC

12 East 49th Street, Suite 21-101

New York, NY 10017

Ladies and Gentlemen:

This letter (the “Agreement”) will confirm the agreement between Gemcorp Commodities Alternative Products Fund (the “Fund”) and Gemcorp Capital Advisors LLC (the “Adviser”, as follows:

1. The Fund is a closed-end management investment company that continuously offers its shares and is operated as an “interval fund” pursuant to Rule 23c-3 under the Investment Company Act of 1940, as amended (the “1940 Act”).

2. Pursuant to an Expense Limitation and Reimbursement Agreement dated December 12, 2024, between the Fund and the Adviser (the “Expense Limitation and Reimbursement Agreement”), the Adviser has agreed, for a term beginning on December 16, 2024 and ending on December 31, 2025, to waive its management fee and incentive fee, or reimburse the Fund, to the extent that organizational expenses (including any initial offering expenses) exceed 3.5% of the Fund’s average daily net assets.

3. Pursuant to an Investment Advisory Agreement dated September 4, 2024, between the Fund and the Adviser (the “Investment Advisory Agreement”), the Fund has retained the Adviser to provide the Fund with investment advisory and certain other services. Pursuant to the Investment Advisory Agreement, the Fund has agreed to pay to the Adviser a management fee at an annual rate of 1.50% of the quarter-end value of the Fund’s net assets and an incentive fee (together, the “Advisory Fee”).

4. Pursuant to this Agreement, the Adviser agrees that, from December 16, 2024 and through December 31, 2025, the Adviser shall waive the Advisory Fee in its entirety.

5. It is understood that the Adviser’s waiver of the Advisory Fee under this Advisory Fee Waiver Agreement shall apply first and independently of the Adviser’s obligations to the Fund under the Expense Limitation and Reimbursement Agreement (such that the Adviser’s waiver under the Advisory Fee Waiver Agreement shall not be applied to reduce any waiver or reimbursement obligations it has with respect to the Fund under the Expense Limitation and Reimbursement Agreement).

6. If necessary, on or before the last day of the first month of the Fund’s fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of the fees waived or reduced with respect to the previous fiscal year shall equal the amounts provided for in this Agreement and the Expense Limitation and Reimbursement Agreement.

7. The Adviser may not seek reimbursement from the Fund with respect to the Advisory Fees waived pursuant to this Agreement. For the avoidance of doubt, nothing in this Agreement shall limit the Adviser’s ability to seek reimbursement from the Fund in accordance with the terms of the Expense Limitation and Reimbursement Agreement, for amounts the Adviser waived or reimbursed to the Fund pursuant to the Expense Limitation and Reimbursement Agreement.

8. This Agreement shall become effective December 16, 2024 and continue through December 31, 2025, at which time this Agreement shall terminate unless otherwise agreed to in writing by the parties. In addition, this Agreement shall terminate upon termination of the Investment Advisory Agreement, or it may be terminated by the Fund, without payment of any penalty, upon notice to the Adviser at its principal place of business.

9. Nothing herein contained shall be deemed to require the Fund to take any action contrary to the Fund’s Declaration of Trust or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Fund’s Board of Trustees of its responsibility for and control of the conduct of the affairs of the Fund.

10. Any question of interpretation of any term or provision of this Agreement, including but not limited to the Advisory Fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Investment Advisory Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Investment Advisory Agreement or the 1940 Act.

11. If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not be affected thereby.

12. It is expressly agreed that the obligations of the Fund hereunder shall not be binding upon any of the Fund’s Trustees, shareholders, nominees, officers, agents or employees of the Fund personally, but shall bind only the trust property of the Fund. This Agreement has been signed and delivered by an officer of the Fund, acting as such, and the execution and delivery by such officer shall not be deemed to have been made by any Trustee or officer individually or to impose any liability on any of them personally, but shall bind only the trust property of the Fund, as provided in the Fund’s Declaration of Trust, as amended from time to time.

13. This Agreement constitutes the entire agreement between the Fund and the Adviser with respect to its subject matter and may be amended or modified only by a writing signed by duly authorized officers of both the Fund and the Adviser.

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If the foregoing correctly sets forth the agreement between the Fund and the Adviser, please so indicate by signing and returning to the Fund the enclosed copy hereof.

Very truly yours,

Gemcorp Commodities Alternative Products Fund

By:
Name: Ahmad Al-Sati
Title: President

ACCEPTED:

Gemcorp Capital Advisors LLC

By:
Name: Ahmad Al-Sati
Title: President

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